Exhibit 99.1

PRESS RELEASE

IMMEDIATE RELEASE

EBIX ANNOUNCES SUMMARY MANAGEMENT FINANCIAL TARGETS TILL Q4 OF 2011, IN ADDITION TO EXPANDING ITS CREDIT LINE TO $45 MILLION WITH BANK OF AMERICA

ATLANTA, GA – December 7, 2009 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced that it has signed a term sheet for a new expanded credit line with Bank of America, for a two year period.

The credit facility will include three key components –

•	A two year revolving credit facility for $25 million

•	An additional $10 million term loan facility payable in eight installments over the next two years

•	An accordion facility to increase the credit line by another $10 million within the next 60 days

The Company announced that the revolving credit facility and the term loan adding up to $35 million would carry an interest rate of Libor plus 175 basis points. With Libor presently at 0.24, this at present would translate to an interest rate of 1.99%.

The Company also announced that as of 30th November 2009, the company’s cash balances in the bank were approximately $15 million. In addition, the unused portion of the expanded credit facility with the accordion feature, calculated as of 30th November 2009 was $21.2 million.

Robert Kerris, CFO of Ebix said, “The expansion of this credit line is a further testament to the strength of our balance sheet and operating results. Our present cash balances coupled with the unused portion of the credit facility, provide us access to $35.8 million of cash to fund any future acquisitions. In addition, the Company continues to generate strong cash flows every month that will result in even more cash funds to fuel the future growth of our business.”

Robin Raina, President and CEO of Ebix added, “We consider Bank of America-Merrill Lynch as a true partner to Ebix since our relationship with them is not limited to them being our banker only. Merrill Lynch has been one of our esteemed Exchange clients for many years now and this year we have been successful in bringing Bank of America to join our Exchange platform too. We believe that the signing of this expanded credit facility further strengthens our relationship with Bank of America-Merrill Lynch.”

The company also declared today the summary goals that it has laid out for its senior management, till Q4 of 2011. These goals were laid out in the senior management meeting on December 6, at Newark.

“As a management team, we have always liked to create short term goals for ourselves and then disclose them to our shareholders, if anything to give them another analytic to measure us by. In 2007, we had announced a short-term goal of trying to get to annualized run rate of $100 million in revenues by Q4 of 2009, with 30 percent or more operating margins. Clearly we will do a lot better than that annualized run rate goal in Q4 of 2009.” Robin said, “We believe that the investor conference in New York today is an opportunity to define a similar new future goal for Ebix.”

Robin added, “We are going to target annualized revenue run rate of $200 million by Q4 of 2011 with 42 percent or more operating margins. I will emphasize that this goal is an aspiration that may or may not be finally achieved by the company. Accordingly, it should not be construed as guidance on the company’s future results, by the management.”

About Ebix
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ:EBIX) provides end to end solutions ranging from infrastructure Exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 30+ offices across Singapore, Australia, the US, New Zealand, India, China, Japan and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance, while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS based software platforms, Ebix employs hundreds of insurance and technology professionals that provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives. The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2008, included under “Item 1. Business—Risk Factors.” Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.

CONTACT:

Aaron Tikkoo

678-281-2027 or atikkoo@ebix.com